Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-41409 and 333-90375 on Form S-8 of our reports dated September 29, 2009, relating to the consolidated financial statements of Thor Industries, Inc. and subsidiaries, and the effectiveness of Thor Industries, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Thor Industries, Inc and subsidiaries for the year ended July 31, 2009.
Deloitte & Touche LLP
Dayton, Ohio
September 29, 2009